NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE: February 14, 2012

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS QUARTERLY AND NINE MONTH EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and nine months ended December 31, 2011.  For the quarter ended December 31, 2011, Community Financial reported a loss of $521,000 or $(.16) per diluted share, compared to $27,000 or $(.04)  per diluted share for the same period last year.  Net income for the current quarter compared to the December 31, 2010 quarter decreased due to an increase in the provision for loan losses of $1.3 million or 71.6%, partially offset by an increase in net interest income of $356,000 or 6.7%.

Total interest income decreased $241,000, or 3.6% during the December 31, 2011 quarter compared to the December 31, 2010 quarter as a result of a decrease in the volume of our loan portfolio. Total interest expense decreased $597,000, or 42.7% for the 2011 period compared to the same period in 2010 as a result of both a decrease in the interest rates paid on and the average volume of interest-bearing liabilities. The interest rate spread increased by 52 basis points to 4.78% for the quarter ended December 31, 2011 compared to 4.26% for the same period in 2010.

Non-interest income decreased $163,000 to $934,000 for the quarter ended December 31, 2011 from $1,097,000 for the December 31, 2010 quarter. The decrease in non-interest income for the current quarter compared to the December 31, 2010 period was due to both a decrease in transaction account charges and loan fees. Non-interest expenses decreased $150,000 for the December 31, 2011 quarter compared to the December 31, 2010 quarter. The decrease in non-interest expenses was due primarily to a $200,000 decrease in real estate owned and collection expenses partially offset by a $65,000 increase in data processing expense.

Community’s net income for the nine months ended December 31, 2011 was $736,000 or $.04 diluted per share, compared to $489,000 or a loss of $(0.02) per diluted share for the nine months ended December 31, 2010. The diluted earnings per share are calculated after the payment of dividends on preferred stock. The increase in net income for the nine months ended December 31, 2011 compared to the same period ended December 31, 2010 can be attributed to both an increase in net interest income and a decrease in the provision for loan losses, partially offset by a decrease in non-interest income and an increase in noninterest expenses. The increase in net interest income is attributable to an increase in the interest rate spread for the nine months ended December 31, 2011 compared to December 31, 2010.  The interest rate spread increased by 53 basis points to 4.79% for the nine months December 31, 2011 compared to 4.26% for the same period in 2010.

Non-interest income decreased $273,000 to $2.9 million for the nine months ended December 31, 2011 from $3.2 million for the December 31, 2010 period. The decrease in non-interest income for the current period compared to the December 31, 2010 period was due to a decrease in transaction account charges and loan fees. Non-interest expenses increased $1.1 million for the nine months ended December 31, 2011 compared to the December 31, 2010 period. The increase in non-interest expenses was due primarily to a $1.0 million increase in real estate owned and collection expenses and a $278,000 increase in compensation and benefits, partially offset by a $202,000 decrease in FDIC premiums for the nine months ended December 31, 2011.

At December 31, 2011, non-performing assets totaled approximately $20.8 million or 4.1% of assets compared to $16.6 million or 3.1% of assets at March 31, 2011. Our allowance for loan losses to non-performing loans was 124.0% and to total loans was 2.2% at December 31, 2011 compared to 127.0% and 1.6%, respectively, at March 31, 2011.  The increase in non-performing assets consisted of an increase of $2.6 million of real estate owned and repossessed assets and a $1.6 million increase in nonaccrual loans. The Bank’s regulatory risk-based capital ratio increased from 12.29% at March 31, 2011 to 12.83% at December 31, 2011.

At December 31, 2011, Community Bank was classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Harrisonburg, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)			Percent
			Increase
	December 31, 2011	March 31, 2011	(Decrease)

Total assets	$509,504	$530,080	(3.9)%
Loans receivable, net	449,891	478,293	(5.9)
Investment securities	8,486	2,237	279.4
Real estate owned and repossessed assets	13,017	10,384	25.4
Deposits	363,045	379,045	(4.2)
Borrowings	93,000	98,445	(5.5)
Stockholders’ equity	50,022	49,760	0.5

Selected Operations Data
(In thousands)	Three Months Ended		Percent
	December 31,		Increase
	2011	2010	(Decrease)

Interest income	$6,478	$6,719	(3.6)%
Interest expense	802	1,399	(42.7)
Net interest income	5,676	5,320	6.7
Provision for loan losses	3,047	1,176	159.1
Net interest income after provision
for loan losses	2,629	3,544	(25.8)
Noninterest income	934	1,097	(14.9)
Noninterest expense	4,439	4,589	(3.3)
Income taxes	(354)	25	NM
Net income (loss)	(521)	27	NM
Effective dividend on preferred stock	188	188	---
Net income (loss) available to common
stockholders	(709)	(161)	(340.4)

	At or for the
	Quarter Ended		Percent
	December 31,		Increase
	2011	2010	(Decrease)

Return on average equity	(4.14)%	0.22%	NM
Return on average assets	(.41)%	.02%	NM
Interest rate spread	4.78%	4.26%	12.2%
Diluted earnings (loss) per common share	(.16)	$(.04)	(300.0)
Dividends paid on common shares	---	---	---

	Nine Months Ended		Percent
	December 31,		Increase
	2011	2010	(Decrease)
(In thousands)
Interest income	$20,010	$20,810	(3.8)%
Interest expense	2,702	4,510	(40.1)
Net interest income	17,308	16,300	6.2
Provision for loan losses	4,876	5,548	(12.1)
Net interest income after provision
for loan losses	12,432	10,752	15.6
Noninterest income	2,877	3,150	(8.7)
Noninterest expense	14,223	13,168	8.0
Income taxes	350	244	43.4
Net income	736	490	50.2
Effective dividend on preferred stock	565	565	---
Net income available to common stockholders	172	(74)	332.4

Other Selected Data
	At or For the
	Nine Months Ended		Percent
	December 31,		Increase
	2011	2010	(Decrease)

Return on average equity	1.92%	1.30%	47.7%
Return on average assets	.19	.12	58.3
Interest rate spread	4.79	4.16	12.4
Non-performing assets to total assets	4.09	5.06	(19.2)
Allowance for loan losses to total loans	2.10	1.92	12.0
Allowance for loan losses to nonperforming
loans	124.0%	32.9%	143.6

Per share data	At or For the
	Nine Months Ended		Percent
	December 31,		Increase
	2011	2010	(Decrease)

Diluted earnings (loss) per common share	$.04	$(.02)	300.0%
Book value per common share	8.57	8.34	2.8
Dividends paid on common shares	---	---	---
Shares outstanding	4,361,658	4,361,658	---